Exhibit 23
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 (1 of 1)





                  CONSENT OF INDEPENDENT ACCOUNTANTS
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We  hereby  consent  to the  incorporation  by  reference  in  the  Prospectuses constituting part of the Registration Statements on Form S-8 (Nos. 33-21740, 33-23275, 33-29547, 33-29549, 33-29550, 33-35339, 33-49304, 33-49403, 33-52133,
33-58071 and 333-01137) and Form S-3 (Nos.  33-48913,  33-49387 and 33-57155) of
MCI Communications Corporation of our report dated January 29, 1996, appearing on page 29 of the company's Annual Report to Stockholders for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 30 of this Annual Report on Form 10-K.



/s/ PRICE WATERHOUSE LLP
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PRICE WATERHOUSE LLP




Washington, D.C.
March 29, 1996